Axalta Coating Systems 2017 Financial Results Outlook Call December 15, 2016 Exhibit 99.2

2 PROPRIETARYAXALTA COATING SYSTEMS 2 Legal Notices Forward-Looking Statements This presentation and the oral remarks made in connection herewith may contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including those relating to 2016 and 2017 financial projections, including execution on our 2017 goals as well as 2017 net sales, constant currency net sales, Adjusted EBITDA, interest expense, income tax rate, as adjusted, and related assumptions. Any forward-looking statements involve risks, uncertainties and assumptions. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “target,” “project,” “forecast,” “seek,” “will,” “may,” “should,” “could,” “would,” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances as of the date hereof. Although we believe that the assumptions and analysis underlying these statements are reasonable as of the date hereof, investors are cautioned not to place undue reliance on these statements. We do not have any obligation to and do not intend to update any forward-looking statements included herein, which speak only as of the date hereof. You should understand that these statements are not guarantees of future performance or results. Actual results could differ materially from those described in any forward-looking statements contained herein or the oral remarks made in connection herewith as a result of a variety of factors, including known and unknown risks and uncertainties, many of which are beyond our control including, but not limited to, the risks and uncertainties described in "Non-GAAP Financial Measures," and "Forward-Looking Statements" as well as "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016. Non-GAAP Financial Measures This presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales, Adjusted EBITDA, Free Cash Flow, Income tax rate, as adjusted, and Net Debt. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Adjusted EBITDA consists of EBITDA adjusted for (i) non-operating income or expense, (ii) the impact of certain non-cash, nonrecurring or other items that are included in net income and EBITDA that we do not consider indicative of our ongoing performance and (iii) certain unusual or nonrecurring items impacting results in a particular period. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Our use of the terms constant currency net sales, Adjusted EBITDA, Free Cash Flow, and Net Debt may differ from that of others in our industry. Constant currency net sales, Adjusted EBITDA and Free Cash Flow should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Constant currency net sales, Adjusted EBITDA, Free Cash Flow and Net Debt have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. Axalta does not provide a reconciliation for non-GAAP estimates for constant currency net sales, Adjusted EBITDA, Free Cash Flow, or income tax rate, as-adjusted on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project those items and they may have a substantial and unpredictable impact on our US GAAP results. Defined Terms All capitalized terms contained within this presentation have been previously defined in our filings with the United States Securities and Exchange Commission.

Full Year 2017 Guidance

($ millions)	2016A	2017E
Net Sales	~(1)-0%	0-2%
Net Sales, ex FX	~4.5%	3-5%
Adjusted EBITDA	~900*	930-980
Interest Expense	~180	~150
Tax Rate, As Adjusted	24-26%	22-24%
Free Cash Flow Cash flow from operations less capex	360-380	440-480

* 'Lower end' of previous guidance range, as stated on Q3 2016 earnings call

Comments on Drivers

- Net sales growth includes incremental M&A contribution of 1-2% from completed transactions
- Margin expansion driven by volume, price, and ongoing cost reduction initiatives
- Headwinds to margins from moderate input cost inflation, modest sales mix changes, and foreign currency
- Tax rate, as adjusted, benefits from full year effect of actions completed in 2016
- Free cash flow expansion from EBITDA growth, lower interest expense and modest year-over-year working capital improvement
- Capex ~$160 million

2017 Benefits from Accelerated Productivity Improvement

AXALTA COATING SYSTEMS 3 PROPRIETARY

2017 End-market Commentary

AXALTA

	% Sales	Market Climate	Management Planning Construct
Refinish	 42%		▪ Expect modest market growth and ongoing share gain ▪ New product introductions, focus on underserved and mainstream markets ▪ Marginal M&A tailwind from HIPIC
Industrial	 16%		▪ Expect tepid market backdrop but continued Axalta growth from focused efforts to expand products and geography ▪ Dura Coat adds M&A tailwind
LV OEM	 32%		▪ ~1-2% global auto production growth, driven by Asia-Pacific offsetting slightly lower NA + EMEA ▪ Modest market outgrowth based on company specific opportunities, most notably in Asia-Pacific
Commercial	 10%		▪ Truck and non-truck end-markets remain pressured but likely milder headwind versus the 2016 production step-down ▪ Modest market outgrowth from new customer additions, growth in Asia-Pacific, Latin America stabilization
Axalta Consolidated			▪ Refinish provides solid foundation for stability and growth ▪ End-market focus should pay off with overall share gain ▪ 2017 set up as a modest year but opportunity to outperform exists, while M&A offers additional upside

AXALTA COATING SYSTEMS 4 PROPRIETARY

5 PROPRIETARYAXALTA COATING SYSTEMS 5 Key Goals & Priorities For 2017 Outgrow our End-markets Drive Excellent Customer Service & Innovation Maintain Active Operating Cost Discipline Execute on Structural Savings with Axalta Way • New product introductions, broader global market penetration, benefit from consolidation in key end-markets • Begin rollout of global operating model, complexity reduction, active cyclical cost discipline, and footprint optimization • Continue to execute on structural cost savings program Disciplined Capital Allocation • Target more bolt-on M&A deals for $100+ million in cumulative spend Continue FCF and Balance Sheet Focus • Focus on FCF and expect to hit net debt leverage ratio (debt minus cash & cash equivalents) goal of 2.5-3.0x Stated Objective Results Expected • Maintain focus on customer productivity and offering a broad and deep product choice